January 30, 2003


American Enterprise Life Insurance Company
829 AXP Financial Center
Minneapolis, MN 55474


RE:      American Enterprise MVA Account
         American Express Innovations(SM) Variable Annuity
         Evergreen Essential(SM) Variable Annuity
         Evergreen New Solutions Variable Annuity
         American Express Innovations(SM) Classic Variable Annuity Post-Effective Amendment No. 8 to Registration Statement No. 333-65080 on Form S-1

Ladies and Gentlemen:

I am familiar with the establishment of the American Enterprise MVA Account ("Account"), which is a separate account of American Enterprise Life Insurance Company ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

3. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




/s/ James M. Odland
----------------------
    James M. Odland
    Vice President and Group Counsel